PPHC Announces New $105 Million Senior Secured Credit Facility November 2, 2026 Five-year facility refinances existing borrowings and provides additional capacity to support acquisitions and general corporate purposes WASHINGTON, Nov. 02, 2026 (GLOBE NEWSWIRE) -- Public Policy Holding Company, Inc. ("PPHC", the "Group" or the "Company") (Nasdaq: PPHC), a leading global strategic communications provider offering a comprehensive range of advisory services in Government Relations, Public Affairs and Corporate Communications, announces that it has entered into a new $105 million senior secured credit facility with a U.S. commercial bank (the “New Facility”). The New Facility comprises a $65 million term loan and a $40 million revolving credit facility. The Group intends to seek commitments from additional lenders through a syndication to increase the New Facility to an aggregate $150 million. The New Facility may include an additional uncommitted accordion option of up to $50 million. Syndication is being undertaken on a best-efforts basis and is currently anticipated to close in January 2027. Key Terms A five-year senior secured facility comprising a $65 million term loan and a $40 million revolving credit facility at initial closing. Expected syndication to a total facility size of $150 million, anticipated to close in January 2027 on a best-efforts basis. An uncommitted accordion option of up to an additional $50 million, subject to lender approval and the satisfaction of applicable conditions. Interest payable at the Secured Overnight Financing Rate (“SOFR”) plus a margin of 185 to 230 basis points, determined by the Group’s net leverage ratio. An unused commitment fee of 15 to 25 basis points applies to undrawn revolving commitments, also based on net leverage. Term loan amortization, stated as a percentage of the original balance, of 5.0% in each of years one and two, 7.5% in each of years three and four, and 10.0% in year five, with the remaining balance due at maturity on November 2, 2031. The revolving credit facility is interest only. Secured by a blanket lien over the Group’s assets, with guarantees from substantially all subsidiaries. Use of Proceeds The proceeds of the New Facility will be used to refinance the Group’s existing debt, fund acquisitions including an immediate drawdown to fund the initial cash consideration for the acquisition of Reevemark LLC announced earlier today and provide additional capacity for working capital and general corporate purposes. Existing Facilities The Group’s existing borrowings under the credit arrangements first announced on March 1, 2023, and subsequently expanded and amended on April 30, 2024, June 6, 2024, and January 24, 2025, will be repaid and replaced by the New Facility shortly after closing. As of September 30, 2026, approximately $39.8 million was outstanding under the existing facilities. Capital Allocation The New Facility consolidates the Group’s borrowings into a single financing structure on more favorable terms, extends the Group’s debt maturity profile, and provides additional capacity to support its growth strategy. The Group intends to maintain a prudent leverage ratio as it combines organic growth with targeted, earnings-accretive M&A. The PPHC Board of Directors considers that access to both debt and equity funding provides appropriate flexibility in the Group’s capital allocation, including the funding of acquisitions and deferred consideration, as well as the payment of dividends. Stewart Hall, CEO of PPHC, commented: “This new facility strengthens our financial position and provides additional capacity to execute our growth strategy while maintaining a disciplined approach to leverage and capital allocation. We remain focused on deploying capital selectively into opportunities that enhance our capabilities, broaden our geographic reach and create long-term value for shareholders.”

B/T Advisory acted as exclusive debt advisor, and Venable LLP acted as legal counsel to the Group. Further details of the New Facility, including the identity of the lender and a copy of the credit agreement, will be set out in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission, which will be available at www.sec.gov and on the Company’s investor relations website. About PPHC Incorporated in 2014, PPHC is a global strategic communications platform that supports clients in enhancing and defending their reputations, advancing policy objectives, managing regulatory risk, and engaging with federal and state-level policymakers, stakeholders, media, and the public. Engaged by approximately 1,500 clients, including companies, trade associations and non-governmental organizations, PPHC is active in all major sectors of the economy, including healthcare and pharmaceuticals, financial services, energy, technology, telecommunications and transportation. With operations across 18 offices in the United States and internationally, PPHC's services include government relations, public affairs and corporate communications, research and analytics, digital advocacy campaigning, and compliance support. The Company's shares are admitted to trading on the Nasdaq Global Market and on AIM, a market operated by the London Stock Exchange, under the ticker symbol "PPHC". For more information, visit www.pphcompany.com. Media Contact: Public Policy Holding Company, Inc. (202) 688-0020 inquiries@pphcompany.com Investor Relations: Matthew Mazzanti (202) 559-0172 IR@pphcompany.com